Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Agrify Corporation on Form S-8 of our report dated March 31, 2022, with respect to our audits of the consolidated financial statements of Agrify Corporation as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Agrify Corporation for the fiscal year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

Melville, NY

June 30, 2022